EXHIBIT 10.2

Newell Rubbermaid Inc.

Long Term Incentive Plan

1. Grants. Under the terms and provisions of the Newell Rubbermaid Inc. 2003 Stock Plan, as amended and restated effective as of February 8, 2006 and further amended August 9, 2006 (the “Stock Plan”), the terms of which are hereby incorporated by reference, the Organizational Development & Compensation Committee (the “Committee”) of the Board of Directors of Newell Rubbermaid Inc. (the “Company”), at any time and from time to time, may grant awards based on shares of the Company’s Common Stock, including Restricted Stock Units and Stock Options, to eligible employees in such amounts as the Committee shall determine. This Long Term Incentive Plan (“LTIP”) establishes a methodology for determining awards of Restricted Stock Units and Stock Options under the Stock Plan to eligible employees in 2009 and subsequent years (“Key Employees”). The Committee will grant Restricted Stock Units and Stock Options to Key Employees pursuant to the guidelines set forth below.

2. Guidelines. The number of shares subject to Restricted Stock Units and Stock Options granted to a Key Employee in 2009 and in subsequent calendar years as an LTIP award will be determined as follows:

(a)	On or prior to March 31 of each applicable calendar year, the Committee will determine:

(i)	For each Key Employee (by comparable position), the economic value of target annualized long-term incentive equity compensation, based on a value reflecting approximately the 50th percentile of the general industry index selected by the Committee (the “Target Value”).

(ii)	A comparator group of companies for purposes of determining the Company’s relative Total Shareholder Return (“TSR”) for the three-year performance period beginning as of January 1 of the year in which this determination is made (the “TSR Comparator Group”).

(iii)	A target for measuring the increase in the Company’s TSR over the three-year performance period beginning as of January 1 of the year in which this target is set (the “Absolute TSR Target”).

(b)	Of the Target Value determined for each Key Employee for each year:

(i)	Stock Options. The Committee will authorize a Stock Option grant to each Key Employee for a number of shares determined by dividing 40% of the applicable Target Value for such Key Employee by the modified Black-Scholes value of a Stock Option for a single share as of the date of grant, as determined by the Committee. Fractional shares will be disregarded. The Stock Options will be Nonqualified Stock Options.

(ii)	Time-Based Restricted Stock Units. The Committee will authorize a Restricted Stock Unit grant to each Key Employee for a number of shares of Common Stock determined by dividing 30% of the applicable Target Value for such Key Employee by the product of (i) the Fair Market Value of a share of Common Stock on the date of grant and (ii) a percentage determined by the Committee at the beginning of the applicable performance period to reflect the economic value of a Restricted Stock Unit as of the grant date (which takes into account the vesting period described in Section 3). Fractional shares will be rounded up.

(iii)	Performance-Based Restricted Stock Units. The Committee will authorize a Restricted Stock Unit grant to each Key Employee for a number of shares determined by dividing 30% of the applicable Target Value for such Key Employee by the product of (i) the Fair Market Value of a share of Common Stock on the date of grant and (ii) a percentage determined by the Committee at the beginning of the applicable performance period to reflect the economic value of a Restricted Stock Unit as of the grant date (which takes into account the performance period and criteria described in Section 2(c)). Fractional shares will be rounded up. Of this Restricted Stock Unit grant, 50% will be subject to the TSR Comparator Group analysis as described in Section 2(c)(i) and 50% will be subject to the Absolute TSR Target as described in Section 2(c)(ii).

The grants described above will be made at the same time the Committee determines the criteria described in Section 2(a).

(c)	Following the completion of the applicable three-year performance period, the Committee will determine the extent to which the TSR Comparator Group Target and the Absolute TSR Target has each been achieved. In each case, TSR will be calculated based on the following formula:

(Change in Stock Price) + (Dividends)
(Beginning Stock Price)

(i)	TSR Comparator Group

The Committee will determine the Company’s ranking in the comparator group based on the TSR of the Company and of each other member of the TSR Comparator Group, and will multiply the number of RSUs subject to the TSR Comparator Group by the applicable percentage set forth below:

Rankings

•	1st in TSR comparator group = 200%

•	6th in TSR comparator group = 150%

•	11th in TSR comparator group = 100%

•	16th in TSR comparator group = 50%

•	Below 20th in TSR comparator group = 0%

Interpolation is used for Company ranking between the upper and lower comparator group ranking (for example, a Company ranking of 3 would result in an interpolated percentage between 200% and 150%, and a ranking of 8 would result in an interpolated percentage between 150% and 100%).

The resulting number is the adjusted number of RSUs and thus the number of             shares of Common Stock actually issuable pursuant to the portion of the Key Employee’s Restricted Stock Unit grant subject to the TSR Comparator Group.

If a member is added or deleted from the TSR Comparator Group during the three-year performance period, such change will be made retroactively to the beginning of such performance period. If the number of members of the TSR Comparator Group changes, the Committee has the discretion to adjust the ranking levels and percentages set forth in the table above.

(ii)	Absolute TSR Target

The Committee will determine the level of achievement of the Absolute TSR Target and will multiply the number of RSUs subject to the Absolute TSR Target goal by the applicable percentage set forth below.

Level of Achievement of
Absolute TSR Target
90% or above 25% or below	= 200% = 0%
Interpolation is used for achievement of performance levels between the upper and lower percentages. The resulting number is the adjusted number of RSUs and thus the number of             shares of Common Stock actually issuable pursuant to the portion of the Key Employee’s Restricted Stock Unit grant subject to the Absolute TSR Target.

No Restricted Stock Units described in Section 2(b)(iii) will be awarded pursuant to this LTIP except on the basis of the attainment of the performance criteria set forth above and in the amount specified herein; provided that the Committee retains the discretion to reduce any amount of Restricted Stock Units or Stock Options awarded hereunder, to reduce the number of shares awarded pursuant to Restricted Stock Units or to terminate a Key Employee’s participation in this LTIP. Except as set forth in the Restricted Stock Unit Agreement, an individual who is not employed by the Company or any of its affiliates on the date the Committee determines performance goal achievement will not be eligible to receive the Common Stock issuable pursuant to Restricted Stock Units.

3. Vesting. Except as otherwise specified by the Committee or as set forth in the Restricted Stock Unit Agreement or Stock Option Agreement of a Key Employee, (a) each Restricted Stock Unit grant will be subject to a three-year cliff vesting schedule, and (b) each Stock Option grant will vest at a rate equal to 33?% on each anniversary of the date of grant.

4. Dividends and Other Distributions. During the vesting period, Key Employees residing in the United States who hold Restricted Stock Units granted hereunder will be paid an amount equal to the regular cash dividends that would be paid with respect to the underlying shares had they been issued (assuming that each Restricted Stock Unit represents one share of Common Stock) while they are so held; provided that the Committee may apply any restrictions to the dividends that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Restricted Stock Units is intended to qualify as performance-based compensation, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Restricted Stock Units, such that the dividends and/or the Restricted Stock Units maintain eligibility for the performance-based exception under Code Section 162(m). Key Employees who reside outside the United States will not be paid any dividends with respect to any Restricted Stock Units granted hereunder. Dividends are not paid with respect to Stock Options.

5. Restricted Stock Unit and Stock Option Agreements. Each Restricted Stock Unit and Stock Option grant awarded pursuant to this LTIP will be evidenced by a Restricted Stock Unit Agreement or a Stock Option Agreement, as applicable, in accordance with Section 4.3 of the Stock Plan, which will specify the number of shares subject to the award, the vesting schedule, the payment provisions, including dividend payment provisions, if any, and such other provisions as the Committee determines including, without limitation, provisions regarding continued employment with the Company, restrictions based upon the achievement of specific Company-wide performance goals, time-based restrictions on vesting following the attainment of performance goals, and/or restrictions under applicable federal or state securities laws.

6. Amendment or Termination of LTIP. Although it is intended that this LTIP be used to determine awards of Restricted Stock Units and Stock Options under the Stock Plan for 2009 and future years, the Committee reserves the right to amend or terminate the LTIP at any time, retroactively or otherwise.

7. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms pursuant to the Stock Plan.

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